Exhibit 10.2

SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”) is entered into as of December 14, 2017 by and among William J. McIver (the “Executive”), Bar Harbor Bankshares, a bank holding company (“Company”) and Bar Harbor Bank & Trust, a wholly-owned subsidiary of the Company (“Bank”).
WITNESSETH:
WHEREAS, Company, Bank, and the Executive desire to enter into this Agreement, which shall supersede the Employment Agreement by and among Company, Bank and the Executive, dated May 5, 2016 (the “Employment Agreement”), except for Sections 10 and 11 thereof which shall survive in accordance with their terms, and in lieu of any rights and payments under the Employment Agreement, the Executive shall be entitled to the rights and payments set forth herein.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Company, and Bank hereby agree:
1.Continued Employment. The Company and Bank shall continue to employ Executive as Executive Vice President, Regional President-New Hampshire and Vermont Markets until June 30, 2018 at the same rate of salary and benefits as in effect as of the date hereof at which time Executive’s employment with the Company and Bank shall cease with no additional severance being due or otherwise owed. Any termination of the Executive’s employment by the Company or Bank prior to June 30, 2018 shall result in these payments and benefits continuing until June 30, 2018 unless such termination is due to Executive’s failure to substantially perform the duties of Executive’s position as determined in good faith by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).
2.Bonus Payments.
1. 2017 Annual Bonus. Executive shall be paid one hundred percent (100%) of the computed bonus in the 2017 Short Term Incentive Plan as outlined in the attached Appendix A, less applicable tax withholdings, on their normal payment date on or before March 15, 2018. NTD: In order to satisfy the safe harbor exception under Section 409A as a short-term deferral, all amounts should be paid on or before March 15, 2018. If this is not the case, it should be a fixed date specified in order to not run afoul of Section 409A.
2. 2018 Annual Bonus. Executive shall be paid a pro-rated bonus, should bonus be paid per the 2018 Short Term Incentive Plan to be established at that time, for the pro-rated period of employment in 2018 subject to Compensation Committee approval, less applicable tax withholdings, on their normal payment date on or before March 15, 2019.
3.Release. All payments under this Agreement are contingent upon the execution of and non-revocation of an effective release of claims in the form attached hereto as Appendix B within thirty (30) days of the execution of this Agreement.
4.Complete Satisfaction. The Executive agrees that the forgoing terms and conditions shall be in complete satisfaction of all rights to payments due to Executive under the Employment Agreement.
5.Non-disparagement. The Executive agrees, at all times following the date hereof, not to make disparaging or defamatory statements regarding the Company, the Bank, their affiliates, or their respective officers or directors, or direct others to make such statements; provided that this restriction shall not be construed to limit any legal right you may have to communicate information or take other action to the extent such right as a matter of law may not be limited by private agreement.
6.Confidentiality and Restrictive Covenants. The Executive agrees and acknowledges that Sections 10 and 11 of the Employment Agreement shall survive termination of Executive’s Employment Agreement in accordance with its terms, including, without limitation, the confidentiality, non-competition and non-solicitation covenants contained therein.

7.Code Section 409A Compliance. The intent of the parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
8.General.
1.Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, assigns and legal representatives.
2.Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the parties hereto.
3.Withholdings. Company and Bank may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.
4.Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of New Hampshire, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.
5.Regulatory Limitations. Notwithstanding any other provision of this Agreement, neither Company nor Bank shall be obligated to make, and Executive shall have no right to receive, any payment under this Agreement which would violate any law, regulation, or regulatory order applicable to Company or Bank at the time such payment is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.
6.Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.
7.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Company and Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

EXECUTIVE:
/s/ William J. McIver
William J. McIver

BAR HARBOR BANKSHARES
By: /s/ Curtis C. Simard
Name: Curtis C. Simard
Title: President and Chief Executive Officer

BAR HARBOR BANK & TRUST
By: /s/ Curtis C. Simard
Name: Curtis C. Simard
Title: President and Chief Executive Officer

APPENDIX A

Senior Executive Team

2017 - Plan #1

Base Salary Pool	$100	Base Salary Pool	$100	Base Salary F	$100
Incentive Target (%)		Incentive Threshold (%)		Incentive stret	
Incentive Target ($)	$5	Incentive Threshold ($)	$10	Incentive stret	$20

	Performance Goals				Payment Range		
Incentive Measures	Threshold	Target	Stretch	Weight	Threshold	Target	Stretch
Net Income	98%	Budget	110%	50.00%			
Corp Efficiency Ratio	98%	Budget	110%	10.00%	see below		
NPL/TL	98%	Budget	110%	10.00%			
Strategic Initiatives				30.00%			
TOTAL				**100.00%**			

This model creates a pool of funds

60% of the pool is distributed across the board to each team member based on their assigned percentages

40% of the pool is distributed based on individual contributions and approved by Compensation Committee

Trigger 93% of BHB Budgeted Net Income

Participant must be employed on date of payment other than for reasons of Total Disability or Retirement

Pool funded at	Threshold	Target	Stretch
Simard	19.00%	38.00%	57.00%
Iannelli	14.00%	28.00%	42.00%
Maltz	14.00%	28.00%	42.00%
McIver	14.00%	28.00%	42.00%
Dalton	12.50%	25.00%	37.50%
Leackfeldt	12.50%	25.00%	37.50%
Sawyer	12.50%	25.00%	37.50%
Pratt	10.00%	20.00%	30.00%
Bender	10.00%	20.00%	30.00%